Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PETROQUEST ENERGY, INC.

PetroQuest Energy, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.

The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on August 26, 1998, as amended on May 14, 2008 and May 18, 2016 (the “Original Certificate of Incorporation”).

2.

On November 6, 2018, the Corporation and certain of its subsidiaries (collectively with the Corporation, the “Debtors”) filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) with the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”).

3.

This Amended and Restated Certificate of Incorporation (this “Certificate”) was duly adopted, without the need for approval of the Board of Directors or the stockholders of the Corporation, in accordance with Sections 242, 245 and 303 of the Delaware General Corporation Law, as amended (the “DGCL”), in accordance with the Chapter 11 Plan of Reorganization of the Debtors (the “Plan of Reorganization”) confirmed by order, dated January 31, 2019, of the Bankruptcy Court, jointly administered under the caption “In re: PETROQUEST ENERGY, INC., et al.”, Case No. 18-36322 (DRJ) (the “Confirmation Order”).

4.	This Certificate shall become effective when filed with the Secretary of State of the State of Delaware.

5.	This Certificate amends and restates the Original Certificate of Incorporation of the Corporation to read in full as follows:

ARTICLE I

NAME

The name of the corporation is PetroQuest Energy, Inc. (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE III

REGISTERED AGENT

The street address of the registered office of the Corporation in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, County of New Castle, City of Wilmington, Delaware 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of capital stock that the Corporation is authorized to issue is 75,000,000 shares, consisting of (a) 64,999,998 shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), (b) one (1) share of Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”), (c) one (1) share of Class C Common Stock, par value $0.01 per share (the “Class C Common Stock”, and together with the Class A Common Stock and the Class B Common Stock, the “Common Stock”) and (d) 10,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

Section 4.2 Preferred Stock.

(a) Shares of Preferred Stock may be issued in one or more series from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the board of directors of the Corporation (the “Board”) and included in a certificate of designations (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority, to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions.

(b) Subject to the rights of the holders of any series of Preferred Stock issued pursuant to the terms of this Certificate (including any Preferred Stock Designation), the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, without a vote of the holders of the Preferred Stock, or any series thereof, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a vote of any such holders of Preferred Stock is required pursuant to another provision of this Certificate (including any Preferred Stock Designation).

Section 4.3 Common Stock.

(a) Each holder of shares of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Certificate (including a Preferred Stock Designation), holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including any Preferred Stock Designation) or pursuant to the DGCL.

(b) Subject to the rights of the holders of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of Preferred Stock in respect thereof, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

(d) The Corporation shall issue the shares of Class A Common Stock in the form of one or more global certificates to be deposited in the facilities of the Depository Trust Company (“DTC”), and the beneficial interests in the Class A Common Stock will be reflected as electronic book-entry interests through the facilities of DTC and will transfer only via electronic book-entry form through the facilities of DTC; provided, however, that any holder of shares of Class A Common Stock as the Board shall from time to time determine may hold such Class A Common Stock through direct registration on the books and records of the Corporation or in the records maintained by any transfer agent of the Corporation. The shares of Class B Common Stock and Class C Common Stock shall be registered directly on the books and records of the Corporation or in the records maintained by any transfer agent of the Corporation.

Section 4.4 Nonvoting Equity Securities. The Corporation shall not issue nonvoting equity securities; provided, however, the foregoing restriction shall (a) have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code, (b) only have such force and effect for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the

Corporation, and (c) in all events may be amended or eliminated in accordance with applicable law as from time to time may be in effect. The prohibition on the issuance of nonvoting equity securities is included in this Certificate in compliance with Section 1123(a)(6) of the Bankruptcy Code.

Section 4.5 Transfer of Class B and Class C Common Stock.

(a) Subject to the provisions of this Section 4.5, (i) the share of Class B Common Stock shall automatically be transferred to the Corporation for no consideration and shall cease to be issued and outstanding upon the earliest to occur of the date that (x) Corre’s (as defined below) ownership percentage of Class A Common Stock falls below the Class B Threshold (provided, that, notwithstanding the foregoing, there shall be no automatic cancellation of the share of Class B Common Stock prior to the expiration of the Initial Term), (y) consummation of a Drag-Along Sale occurs, and (z) consummation of an Approved Sale occurs (the date of such automatic transfer, the “Class B Transfer Date”), and (ii) the share of Class C Common Stock shall automatically be transferred to the Corporation for no consideration and shall cease to be issued and outstanding upon the earliest to occur of the date that (x) MacKay’s (as defined below) ownership percentage of Class A Common Stock falls below the Class C Threshold (provided, that, notwithstanding the foregoing, there shall be no automatic cancellation of the share of Class C Common Stock prior to the expiration of the Initial Term), (y) consummation of a Drag-Along Sale occurs, and (z) consummation of an Approved Sale occurs (the date of such automatic transfer, the “Class C Transfer Date”).

(b) The holder of the share of Class B Common Stock or Class C Common Stock shall surrender any certificate (if any) representing such share of Class B Common Stock or Class C Common Stock to the Corporation for no consideration at the Class B Transfer Date or Class C Transfer Date, as applicable, but the failure to so surrender shall not prevent or delay the automatic effect of Section 4.5(a) hereof. Following the Class B Transfer Date or Class C Transfer Date, the Corporation will take all actions necessary to retire such share of Class B Common Stock or Class C Common Stock and such share shall not be reissued by the Corporation.

Section 4.6 Drag Along Right.

(a) As long as Corre and MacKay (each as defined below) beneficially own, hold or provide discretionary investment management services to, collectively, thirty-three percent (33%) of the issued and outstanding shares of Class A Common Stock, if a beneficial holder of Class A Common Stock or group of beneficial holders of Class A Common Stock, collectively comprising at least a majority of all then outstanding shares of Class A Common Stock (the “Selling Stockholders”), wish to sell shares of Class A Common Stock owned by them and comprising at least a majority of all then outstanding shares of Class A Common Stock (on a fully diluted basis) to any Person who is not an Affiliate of a Selling Stockholder (such Person, excluding any Affiliate of a Selling Stockholder, a “Third Party Purchaser”) for cash or publicly traded securities or a combination thereof, either in a transfer or in a merger (or similar transaction), other combination, consolidation, recapitalization or reorganization (a “Drag-Along Sale”), then such Selling Stockholders shall have the right to require the other holders of Class A Common Stock to (x) sell all of their shares of Class A Common Stock to such Third Party Purchaser in connection with such Drag-Along Sale and otherwise on the same terms as such Selling Stockholders selling such shares of Class A Common Stock and (y) vote in favor thereof and use their best efforts to cooperate in the Drag-Along Sale as reasonably requested by the Board, including by waiving any appraisal or similar rights with respect to the Drag-Along Sale and executing any action or actions by written consent of the holders of Class A Common Stock. Such right shall be exercisable by written notice (a “Buyout Notice”) given to each holder of Class A Common Stock other than the Selling Stockholders which shall state (i) that such Selling Stockholders propose to effect the sale of all of the Class A Common Stock of every holder of Class A Common Stock of the Corporation to such Third Party Purchaser, (ii) the name of the Third Party Purchaser, and (iii) the purchase price the Third Party Purchaser is paying for the shares of Class A Common Stock and which attaches a copy of any definitive agreements between such Selling Stockholders and the other parties to such transaction. Each such holder of Class A Common Stock agrees that, upon receipt of a Buyout Notice, each such holder of Class A Common Stock shall be obligated to sell all of its shares of Class A Common Stock for the purchase price set forth in the Buyout Notice and upon the other terms and conditions of such transaction (and otherwise take all reasonably necessary action to cause consummation of the proposed transaction, including voting such shares of Class A Common Stock in favor of such transaction).

(b) As long as Corre and MacKay (each as defined below) beneficially own, hold or provides discretionary investment management services to, collectively, thirty-three percent (33%) of the issued and outstanding shares of Class A Common Stock, if the Board approves a Change of Control (an “Approved Sale”), then each holder of Class A Common Stock agrees to vote in favor thereof and will use its best efforts to cooperate in the Approved Sale as reasonably requested by the Board, including by waiving any appraisal or similar rights with respect to the Approved Sale and executing any action or actions by written consent of the holders of Class A Common Stock.

(c) The closing with respect to any Drag-Along Sale pursuant to this Section 4.6 shall be held as soon as practicable and at the time and place specified in the Buyout Notice but in any event within nine (9) months of the date the Buyout Notice is delivered to the holders of Class A Common Stock (the “Drag-Along Outside Date”). Consummation of the transfer of shares of Class A Common Stock by any holder of Class A Common Stock to the Third Party Purchaser in a Drag-Along Sale (i) shall be conditioned upon consummation of the transfer by each Selling Stockholder to such Third Party Purchaser of the shares of Class A Common Stock proposed to be transferred by the Selling Stockholders and (ii) may be effected by a transfer of the shares of Class A Common Stock or the merger, other combination, consolidation, recapitalization or reorganization of the Corporation with or into the Third Party Purchaser (or any of its Affiliates), in one or a series of related transactions. If the proposed transfer with respect to the applicable shares of Class A Common Stock subject to the Buyout Notice does not meet the requirements of Section 4.6(a) prior to the Drag-Along Outside Date, such Selling Stockholders shall be deemed to have forfeited their rights to require the other holders of Class A Common Stock to sell all of their shares of Class A Common Stock to such Third Party Purchaser in connection with such Drag-Along Sale without again fully complying with the provisions of this Section 4.6.

(d) In connection with any transfer pursuant to a Buyout Notice, each other holder of Class A Common Stock shall execute the applicable transaction agreement, if applicable, and make or provide the same representations, warranties, covenants, indemnities, agreements, escrows and holdback arrangements as the Selling Stockholders, if applicable, make or provide in connection with the Drag-Along Sale; provided, however, that each other holder of Class A Common Stock shall only be obligated to make individual representations and warranties with respect to its title to and ownership of the applicable shares of Class A Common Stock, authorization, execution and delivery of relevant documents, enforceability of such documents against such holder of Class A Common Stock, and other matters relating to such holder of Class A Common Stock, but not with respect to any of the foregoing with respect to any other holders of Class A Common Stock, the Selling Stockholders or their shares of Class A Common Stock; provided, further, that all representations, warranties, covenants and indemnities in the applicable transaction agreement shall be made by the Selling Stockholders and the other holders of Class A Common Stock severally and not jointly and any indemnification obligation shall be pro rata based on the consideration received by the Selling Stockholders and each other holder of Class A Common Stock, in each case, in an amount not to exceed the aggregate proceeds received by the Selling Stockholder and each other holder of Class A Common Stock in the Drag-Along Sale; provided, further, in no event shall any other holder of Class A Common Stock (other than any member of the Corporation’s management) be required to enter into a non-compete or any other restrictive covenant. Any transaction costs, including transfer taxes and legal, accounting and investment banking fees incurred by the Corporation and the Selling Stockholders and any other holder of Class A Common Stock participating in a transfer pursuant to this Section 4.6 shall, unless the applicable Third Party Purchaser refuses, be borne by the Corporation in the event of an Approved Sale and shall otherwise be borne by the holders of Class A Common Stock on a pro rata basis based on the consideration received by each holder of Class A Common Stock in such transfer; provided, further, that, except for de minimis out-of-pocket expenditures, no holder of Class A Common Stock shall be obligated to make any out-of-pocket expenditure prior to the consummation of such transfer.

(e) For purposes of this Section 4.6, “Change of Control” means the occurrence of any of the following: (i) the direct or indirect sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions (including any merger, other combination, consolidation, recapitalization or reorganization, whether by operation of law or otherwise), of all or substantially all of the properties or assets of the Corporation and its subsidiaries, taken as a combined whole, to any one Third Party Purchaser (or group of Affiliated Third Party Purchasers) or (ii) the consummation of any transaction (including any merger, other combination, consolidation, recapitalization or reorganization, whether by operation of law or otherwise), the result of which is that any one Third Party Purchaser (or group of Affiliated Third Party Purchasers) becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the then outstanding Class A Common Stock of the Corporation or of the equity interests of any surviving entity of any such merger, other combination, consolidation, recapitalization or reorganization.

ARTICLE V

RELATED PARTY TRANSACTIONS AND CORPORATE OPPORTUNITIES

The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and the same are in furtherance of and not in limitation of the powers conferred by law.

Section 5.1 Related Party Transactions. No contract or other transaction of the Corporation with any other person, firm, corporation or other entity in which the Corporation has an interest,

shall be affected or invalidated by the fact that any one or more of the directors or officers of the Corporation, individually or jointly with others, may be a party to or may be interested in any contract or transaction so long as the contract or other transaction is approved by the Board in accordance with the DGCL. Each person who may become a director or officer of the Corporation is hereby relieved, in his or her capacity as such, from any personal liability (solely to the extent arising from the fact that the matter was contracted for the benefit of such person or any such firm or corporation) that might otherwise arise by reason of his or her contracting with the Corporation for the benefit of himself or herself or any firm or corporation in which he or she may be in any way interested.

Section 5.2 Corporate Opportunities.

(a) In recognition and anticipation that (i) certain directors, principals, officers and employees and/or other representatives of stockholders of the Corporation and their respective Affiliates (as defined below) may serve as directors or officers of the Corporation, (ii) stockholders of the Corporation and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board who are not employees of the Corporation (“Non-Employee Directors”), including, for the avoidance of doubt, the Chairman of the Board if he or she is not otherwise an employee, consultant or officer of the Corporation, and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Section 5.2 are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve the Corporation’s stockholders, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and the Corporation’s directors, officers and stockholders in connection therewith.

(b) None of (i) the stockholders of the Corporation or any of their Affiliates or (ii) any Non-Employee Director or his or her Affiliates (the Persons (as defined below) identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”; provided, however, that no employee, consultant or officer of the Corporation shall be an Identified Person) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (x) engaging in a corporate opportunity in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage, (y) making investments in any kind of property in which the Corporation may make investments or (z) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by the DGCL, no Identified Person shall (A) be deemed to have acted in bad faith or in a manner inconsistent with the best interests of the Corporation or its stockholders or to have acted in a manner inconsistent with or opposed to any fiduciary duty to the Corporation or its stockholders or (B) be liable to the Corporation or its stockholders for breach of any fiduciary duty, in each case, by reason of the fact that such Identified Person engages in any such activities. The Corporation hereby renounces any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in paragraph (c) of this Section 5.2. Subject to Section 5.2(c), in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by the DGCL, shall not (I) be deemed to have acted in bad faith or in a manner inconsistent with the best interests of the Corporation or its stockholders or to have acted in a manner inconsistent with or opposed to any fiduciary duty to the Corporation or its stockholders or (II) be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder, director or officer of the Corporation, in each case, by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

(c) The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation and the provisions of Section 5.2(b) shall not apply to any such corporate opportunity.

(d) In addition to and notwithstanding the foregoing provisions of this Section 5.2, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

(e) For purposes of this Certificate (i) “Affiliate” shall mean (x) in respect of stockholders of the Corporation, any Person that, directly or indirectly, is controlled by such stockholder, controls such stockholder or is under common control with such stockholder and shall include any principal, member, director, partner, shareholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (y) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (z) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

(f) To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Section 5.2.

ARTICLE VI

BOARD OF DIRECTORS

Section 6.1    Number of Directors.

(a) Except as otherwise provided for or fixed pursuant to the provisions of Article IV (including any Preferred Stock Designation) or this Article VI relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors constituting the Board shall be determined from time to time exclusively by resolution adopted by the Board and the Board shall initially be comprised of five (5) directors. The directors shall consist of a single class, with the initial term of office to expire at the 2020 annual meeting of stockholders to take place in 2020 (the “Initial Term”), and each director shall hold office until his or her successor shall have been duly elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. At each annual meeting of stockholders, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the next succeeding annual meeting of stockholders after their election or appointment, with each director to hold office until his or her successor shall have been duly elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(b) On the date of effectiveness of this Certificate (the “Effective Date”), Corre Opportunities Qualified Master Fund, LP, Corre Opportunities II Master Fund, LP and Corre Horizon Interim Fund LLC shall each be issued one-third (1/3) of a share of Class B Common Stock (collectively, the “Class B Holder”). The Class B Holder, as the holder of the only outstanding share of Class B Common Stock, shall have the right to elect two directors (the “Designated Class B Directors”), which right and share of Class B Common Stock shall not be assignable except to any other Affiliate or Related Fund of Corre Partners Management, LLC. The initial term of the Designated Class B Directors shall be the Initial Term; provided, however, that the Class B Holder shall continue to have the right to elect:

(i) two (2) Designated Class B Directors as members of the Board (A) for the Initial Term, and (B) following expiration of the Initial Term, for so long as Corre Partners Management, LLC and any of its Affiliates or Related Funds (“Corre”) hold at least 20% of the then-outstanding Class A Common Stock (excluding any shares of Class A Common Stock issued pursuant to any management incentive plan, compensation plan or other incentive plan or any other form of award that results in the issuance of Class A Common Stock approved by the Board or the applicable committee appointed by the Board for any Persons who are, or who are to become, an employee, manager, director or consultant of the Corporation or any of its subsidiaries, and as adjusted in the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Corporation); and

(ii) after Corre holds less than 20% of the then-outstanding Class A Common Stock, one (1) Designated Class B Director as member of the Board, for so long as Corre holds at least 10% of the then-outstanding Class A Common Stock (excluding any shares of Class A Common Stock issued pursuant to any management incentive plan, compensation plan or other incentive plan or any other form of award that results in the issuance of Class A Common Stock approved by the Board or the applicable committee appointed by the Board for any Persons who are, or who are to become, an employee, manager, director or consultant of the Corporation or any of its subsidiaries, and as adjusted in the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Corporation) (such percentage, the “Class B Threshold”); provided, that this clause (ii) shall not apply prior to expiration of the Initial Term.

If at any time during the period in clauses (i) and (ii) of the immediately preceding sentence (but, for the avoidance of doubt, excluding the Initial Term) Corre holds less than any minimum percentage threshold set forth in the immediately preceding sentence, then the Designated Class B Director or Designated Class B Directors, as applicable, then in office with the shortest tenure as a director of the Corporation (or, if Corre provides written notice to the Corporation in advance of it holding less than any minimum percentage ownership threshold set forth in the immediately preceding sentence, the Designated Class B Director or Designated Class B Directors specified by Corre in such notice) shall automatically cease to be qualified as a director and shall no longer be a director, and the vacancy or vacancies created by such disqualification shall be filled by the vote of a majority of the members of the Board in office following such disqualification (excluding any Designated Class B Director).

(c) On the Effective Date, the clients, funds and accounts to which the High Yield team of MacKay Shields LLC provides discretionary investment management services with respect to Class A Common Stock (“MacKay”), shall be issued the only share of Class C Common Stock, which share of Class C Common Stock may be sub-divided at the direction of MacKay Shields LLC among such clients, funds and accounts (such holders of the one aggregate share of Class C Common Stock, collectively, the “Class C Holder”). The Class C Holder, as the holder of the only outstanding share of Class C Common Stock, shall have the right to elect two directors (the “Designated Class C Directors”), which right and share of Class C Common Stock shall not be assignable except to any other client, fund or account to which the High Yield team of MacKay Shields LLC provides discretionary investment management services to. The initial term of the Designated Class C Directors shall be the Initial Term; provided, however, that the Class C Holder shall continue to have the right to elect:

(i) two (2) Designated Class C Directors as members of the Board (A) for the Initial Term, and (B) following expiration of the Initial Term, for so long as the clients, funds and accounts to which the High Yield team of MacKay Shields LLC provides discretionary investment management services hold at least 20% of the then-outstanding Class A Common Stock (excluding any shares of Class A Common Stock issued pursuant to any management incentive plan, compensation plan or other incentive plan or any other form of award that results in the issuance of Class A Common Stock approved by the Board or the applicable committee appointed by the Board for any Persons who are, or who are to become, an employee, manager, director or consultant of the Corporation or any of its subsidiaries, and as adjusted in the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Corporation); and

(ii) after the clients, funds and accounts to which the High Yield team of MacKay Shields LLC provides discretionary investment management services hold less than 20% of the then-outstanding Class A Common Stock, one (1) Designated Class C Director as member of the Board, for so long as the clients, funds and accounts to which the High Yield team of MacKay Shields LLC provides discretionary investment management services hold at least 10% of the then-outstanding Class A Common Stock (excluding any shares of Class A Common Stock issued pursuant to any management incentive plan, compensation plan or other incentive plan or any other form of award that results in the issuance of Class A Common Stock approved by the Board or the applicable committee appointed by the Board for any Persons who are, or who are to become, an employee, manager, director or consultant of the Corporation or any of its subsidiaries, and as adjusted in the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Corporation) (such percentage, the “Class C Threshold”); provided, that this clause (ii) shall not apply prior to expiration of the Initial Term.

If at any time during the period in clauses (i) and (ii) of the immediately preceding sentence (but, for the avoidance of doubt, excluding the Initial Term) the clients, funds and accounts to which the High Yield team of MacKay Shields LLC provides discretionary investment management services hold less than any minimum percentage threshold set forth in the immediately preceding sentence, then the Designated Class C Director or Designated Class C Directors, as applicable, then in office with the shortest tenure as a director of the Corporation (or, if MacKay Shields LLC provides written notice to the Corporation in advance of MacKay holding less than any minimum percentage ownership threshold set forth in the immediately preceding sentence, the Designated Class C Director or Designated Class C Directors specified by MacKay Shields LLC in such notice) shall automatically cease to be qualified as a director and shall no longer be a director, and the vacancy or vacancies created by such disqualification shall be filled by the vote of a majority of the members of the Board in office following such disqualification (excluding any Designated Class C Director).

(d) One (1) director shall be elected by the holders of a plurality in voting power of the outstanding shares of Class A Common Stock of the Corporation then entitled to vote in the election of directors (the “Fifth Director”), who shall initially be the Chief Executive Officer of the Corporation (such Chief Executive Officer of the Corporation to serve as a member of the Board for the Initial Term).

(e) Subject to any rights granted to holders of shares of any series of Preferred Stock then outstanding, the holders of the outstanding shares of Common Stock, voting together as a single class, shall be entitled to elect any directors of the Corporation other than the Designated Class B Directors and the Designated Class C Directors, including any newly created directorships resulting from any increase in the number of directors on the Board.

(f) Unless and except to the extent that the Bylaws of the Corporation (the “Bylaws”) shall so require, the election of directors of the Corporation need not be by written ballot.

(g) For purposes of this Certificate, “Related Fund” means, with respect to any Person, any fund, account or investment vehicle that is controlled, advised, sub-advised, managed or co-managed by such Person, by any Affiliate of such Person, or, if applicable, such Person’s investment manager.

Section 6.2 Removal; Vacancies. Any director elected pursuant to Section 6.1(b) above may be removed without cause only by the Class B Holder. Any director elected pursuant to Section 6.1(c) above may be removed without cause only by the Class C Holder. All other directors (excluding any and all Designated Class B Directors and Designated Class C Directors, but including directors from (i) newly created directorships resulting from any increase in the size of the Board and (ii) directors replacing any Designated Class B Director or Designated Class C Director due to their disqualification, subject in all respect to Section 6.1) may be removed without cause only by the affirmative vote of the holders of not less than a majority of the total voting power of the capital stock of the Corporation entitled to vote thereon. Any director may be removed for cause by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation then entitled to vote in the election of directors. Subject to Section 6.1, any vacancy resulting from any increase in the number of directors on the Board or caused by the resignation, retirement, removal, disqualification or death of any director shall be filled by the affirmative vote of a majority of the directors then in office, provided, it is the intention of the Board to appoint the new Chief Executive Officer as the Fifth Director in the event of any vacancy of the Fifth Director; provided, however, that the vacancy of any Designated Class B Director(s) or Designated Class C Director(s) shall be filled by Corre or MacKay Shields LLC (on behalf of the clients, funds and accounts to which the High Yield team of MacKay Shields LLC provides discretionary investment management services with respect to Class A Common Stock), as applicable, pursuant to Section 6.1(b) or Section 6.1(c) above, as applicable.

Section 6.3 Chairman of the Board. The Board shall be presided over by the Chairman of the Board (the “Chairman”) who shall be chosen by a majority of the Board; provided, however, that such Chairman shall not also serve as the Chief Executive Officer of the Corporation absent the unanimous vote of the Board (excluding the Fifth Director).

Section 6.4 Power of Directors. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by the DGCL or by the other provisions of this Certificate or the Bylaws of the Corporation (the “Bylaws”), the Board is hereby authorized and empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Certificate and the Bylaws; provided, however, that no Bylaws hereafter adopted, or any amendments thereto, shall invalidate any prior act of the Board that would have been valid if such Bylaws or amendment had not been adopted.

Section 6.5 Cumulative Voting. There shall be no cumulative voting in the election of directors.

Section 6.6 Preferred Stock – Directors. Notwithstanding any other provision of this Article VI, and except as otherwise required by law, whenever the holders of one or more series of Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of Preferred Stock as set forth in this Certificate (including any Preferred Stock Designation).

ARTICLE VII

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws.

ARTICLE VIII

MEETINGS OF STOCKHOLDERS

Section 8.1 Action by Written Consent. Any action required or permitted to be taken by stockholders of the Corporation at any meeting of stockholders may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by holders of outstanding stock having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Section 8.2 Special Meetings. Except as otherwise required by law or the terms of any one or more series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the Board upon delivery of a written request of stockholders holding at least a majority of the outstanding shares of Common Stock complying with the Bylaws, or the Board pursuant to a resolution adopted by a majority of the Board.

Section 8.3 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

ARTICLE IX

LIMITATION ON LIABILITY OF DIRECTORS

To the fullest extent that the DGCL or any other law of the State of Delaware as the same exists or is hereafter amended permits the limitation or elimination of the liability of directors, no person who is or was a director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or amendment of this Article IX by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Article IX will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.

ARTICLE X

INDEMNIFICATION

Section 10.1 Right to Indemnification. To the fullest extent permitted by applicable law, the Corporation shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (“Proceeding”), whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the Person is or was a director, officer, employee, fiduciary or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise (“Other Entity”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Person in connection with such Proceeding if the Person acted in good faith and in a manner the Person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the Person’s conduct was unlawful, provided, however, that the Corporation shall not be obligated to indemnify against any amount paid in settlement unless the Corporation has consented to such settlement. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person did not act in good faith and in a manner which the Person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the Person’s conduct was unlawful. To the extent specified by the members of the Board not party to the applicable action or suit at any time and to the fullest extent permitted by applicable law, the Corporation shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the Person is or was a director, officer, employee, fiduciary or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of an Other Entity against expenses (including attorneys’ fees) actually and reasonably incurred by the Person in connection with the defense or settlement of such action or suit if the Person acted in good faith and in a manner the Person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such Person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware (the “Court of Chancery”) or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 10.2 Reimbursement or Advancement of Expenses. The Corporation shall, from time to time, reimburse or advance to any director or officer or other Person entitled to indemnification hereunder the funds necessary for payment of expenses, including attorneys’ fees and disbursements, incurred in connection with any Proceeding, in advance of the final disposition of such Proceeding; provided, however, that, if required by the DGCL, such expenses incurred by or on behalf of any director or officer or other Person may be paid in advance of the final disposition of a Proceeding only upon receipt by the Corporation of an undertaking, by or on behalf of such director or officer (or other Person indemnified hereunder), to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director, officer or other Person is not entitled to be indemnified for such expenses.

Section 10.3 Claims by Indemnifiable Persons. If a claim for indemnification or advancement of expenses under this Article X is not paid in full within thirty (30) days after a written claim therefor by any Person entitled to indemnification and/or advancement of expenses under this Article X (an “Indemnifiable Person”) has been received by the Corporation (and any undertaking required under Section 10.2), the Indemnifiable Person may file suit to recover the unpaid amount of such claim. If successful in whole or in part in any such suit, or in a suit brought by the

Corporation to recover an advancement of expenses, the Indemnifiable Person shall be entitled to be paid the expense of prosecuting or defending such claim to the fullest extent permitted by applicable law. In any such action the Corporation shall have the burden of proving that the Indemnifiable Person is not entitled to the requested indemnification or advancement of expenses under law. Neither the failure of the Corporation (including its Board or a committee thereof, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including its Board or a committee thereof, its independent legal counsel and its stockholders) that such Indemnifiable Person is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that such Indemnifiable Person is not so entitled. Such an Indemnifiable Person shall also be indemnified, to the fullest extent permitted by law, for any expenses incurred in connection with successfully establishing his or her right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any such action. Any right to indemnification or reimbursement or advancement of expenses shall be determined by the applicable law in effect at the time indemnification or reimbursement or advancement of expenses is sought.

Section 10.4 Non-Exclusivity of Rights. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article X shall not be deemed exclusive of any other rights to which a Person seeking indemnification or reimbursement or advancement of expenses may have or hereafter be entitled under any statute, this Certificate, the Bylaws, any agreement (including any policy of insurance purchased or provided by the Corporation under which directors, officers, employees and other agents of the Corporation are covered), any vote of the holders of capital stock of the Corporation entitled to vote or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

Section 10.5 Continuing Rights. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article X shall continue as to a Person who has ceased to be a director or officer (or other Person indemnified hereunder) and shall inure to the benefit of the executors, administrators, legatees and distributees of such Person.

Section 10.6 Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any Person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, member, manager, employee or agent of an Other Entity, against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such Person against such liability under the provisions of this Article X, the Bylaws or under Section 145 of the DGCL or any other provision of law.

Section 10.7 Contract Rights; Amendment or Repeal. The provisions of this Article X shall be a contract between the Corporation, on the one hand, and each director and officer who serves in such capacity at any time while this Article X is in effect and any other Person indemnified hereunder, on the other hand, pursuant to which the Corporation and each such director, officer, or other Person intend to be legally bound. Notwithstanding anything to the contrary contained in this Certificate, no amendment, repeal or modification of this Article X shall affect any rights or obligations with respect to any state of facts then or theretofore existing or any proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

Section 10.8 Requested Services. Any director, officer, employee, fiduciary or agent of the Corporation serving in any capacity in (i) another corporation of which a majority of the shares entitled to vote in the election of its directors is held, directly or indirectly, by the Corporation or (ii) any employee benefit plan of the Corporation or any corporation referred to in clause (i) shall be deemed to be doing so at the request of the Corporation.

Section 10.9 Indemnitor of First Resort. It is the intent that with respect to all advancement, reimbursement and indemnification obligations under this Article X, the Corporation shall be the indemnitor of first resort (i.e., its obligations to indemnitees under this Certificate are primary and any obligation of any Person to provide advancement or indemnification for the same losses incurred by indemnitees are secondary), and if any Person pays or causes to be paid, for any reason, any amounts otherwise indemnifiable hereunder or under any other indemnification agreement (whether pursuant to this Certificate, the Bylaws, contract, law or regulation), then (i) such Person shall be fully subrogated to all rights hereunder of the indemnitee with respect to such payment and (ii) the Corporation shall reimburse such stockholder (or such Affiliate, as the case may be) for the payments actually made and waive any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of such Person.

ARTICLE XI

AMENDMENT OF CERTIFICATE OF INCORPORATION

This Certificate may be amended, restated, amended and restated or otherwise modified only with the approval by vote of (i) a majority of the members of the Board and (ii) a majority of the total voting power of the capital stock of the Corporation. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Certificate and the DGCL, and, except as set forth in Article IX and Article X, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article XI.

ARTICLE XII

SECTION 203

The Corporation shall not be governed by the provisions of Section 203 of the DGCL.

ARTICLE XIII

ENFORCEABILITY; SEVERABILITY; FORUM FOR ADJUDICATION OF DISPUTES

Section 13.1 Enforceability; Severability. Each provision of this Certificate shall be enforceable in accordance with its terms to the fullest extent permitted by applicable law, but in case any one or more of the provisions contained in this Certificate shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Certificate, and this Certificate shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

Section 13.2 Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery or (d) any action asserting a claim governed by the internal affairs doctrine shall, in each case, be the Court of Chancery. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 13.2.

Section 13.3 Stockholder Consent to Personal Jurisdiction. If any action the subject matter of which is within the scope of Section 13.2 above is filed in a court other than a court located within the State of Delaware without the approval of the Board (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 13.2 above (an “FSC Enforcement Action”) and (b) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

ARTICLE XIV

RESTRICTIONS ON TRANSFER OF SECURITIES

It is in the best interests of the Corporation and its stockholders that certain restrictions on the Transfer of Corporation Securities (each as defined below), as relates to the preservation of certain Tax Benefits, be established as more fully set forth in this Article XIV.

Section 14.1 Definitions. As used in this Article XIV, the following capitalized terms shall have the following respective meanings (and any references to any portions of Treasury Regulation Section 1.382-2T shall include any successor provision thereto):

(a) “Agent” has the meaning set forth in Section 14.3(b).

(b) “Acquire” means the acquisition, directly, indirectly or constructively (as determined for purposes of Section 382 of the Code, or any successor provision or replacement provision), of ownership of Corporation Securities by any means, including, without limitation, (i) the exercise of any rights under any option, warrant, convertible security, pledge or other security interest or similar right to acquire Corporation Securities, (ii) the entering into of any swap, hedge or other arrangement that results in the acquisition of any of the economic consequences of ownership of Corporation Securities or (iii) any other acquisition or transaction treated under the applicable rules under Section 382 of the Code as a direct or indirect acquisition (including the acquisition of an ownership interest in a Substantial Holder) of ownership of such Corporation Securities, which shall include acquisitions by operation of law. The terms “Acquires” and “Acquisition” shall have the correlative meaning.

(c) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(d) “Corporation Securities” means (i) shares of Common Stock, (ii) any other interests that are treated as “stock” of the Corporation pursuant to Treasury Regulation Section 1.382-2T(f)(18), and (iii) warrants, rights or options (including within the meaning of Treasury Regulation Section 1.382-4(d)(9)) to purchase Corporation Securities, but only to the extent such warrants, rights or options are treated as exercised or deemed exercised pursuant to Treasury Regulation Section 1.382-4(d).

(e) “Disposition” means the sale, transfer, exchange, assignment, liquidation, conveyance, pledge, or other disposition or transaction treated under the applicable rules under Section 382 of the Code as a direct or indirect disposition (including the disposition of an ownership interest in a Substantial Holder). The terms “Dispose” and “Disposition” shall have the correlative meaning.

(f) “DTC” means The Depository Trust Company.

(g) “Excess Securities” has the meaning set forth in Section 14.3(a).

(h) “Percentage Stock Ownership” means on any testing date (within the meaning of Treasury Regulation Section 1.382-2(a)(4)) the percentage stock ownership as determined in accordance with Treasury Regulation Section 1.382-2T(g), (h) (without regard to the rule that treats stock of an entity as to which the constructive ownership rules apply as no longer owned by that entity), (j) and (k), and Treasury Regulation Section 1.382-4 and, for the avoidance of doubt, taking into account Treasury Regulation Section 1.382-3(j)(7).

(i) “Prohibited Distributions” has the meaning set forth in Section 14.3(b).

(j) “Prohibited Transfer” means any purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under this Article XIV.

(k) “Purported Transferee” has the meaning set forth in Section 14.3(a).

(l) “Purported Transferor” has the meaning set forth in Section 14.3(b)(ii).

(m) “Restriction Release Date” means the earliest of (i) any date after the Effective Date if the Board in good faith determines that it is in the best interests of the Corporation and its stockholders for the ownership and transfer limitations set forth in this Article XIV to expire, (ii) the beginning of a taxable year of the Corporation as of which no Tax Benefits are available, (iii) the second anniversary of the Effective Date, (iv) the date selected by the holders of a majority of the voting power of the Corporation, at an annual or special meeting of stockholders or by written consent or (v) the repeal, amendment or modification of Section 382 of the Code (and any comparable successor provision) in such a way as to render the restrictions imposed by Section 382 of the Code no longer applicable to the Corporation.

(n) “Restructuring” means those certain transactions consummated under the Plan of Reorganization pursuant to the Confirmation Order.

(o) “Section 501(c)(3)” has the meaning set forth in Section 14.3(c)(iii).

(p) “Substantial Holder” means a Tax Person (including, without limitation, any group of Tax Persons treated as a single “entity” within the meaning of Treasury Regulation Section 1.382-3) holding Corporation Securities, whether as of the Effective Date, after giving effect to the Restructuring, or thereafter, representing a Percentage Stock Ownership (including indirect ownership, as determined under applicable Treasury Regulations) in the Corporation of 4.9% or greater in any separate class of Corporation Securities.

(q) “Tax Benefits” means the net operating loss carryforwards, capital loss carryforwards, general business credit carryforwards, alternative minimum tax credit carryforwards and foreign tax credit carryforwards, as well as any loss or deduction attributable to “net unrealized built-in loss” within the meaning of Section 382 of the Code, of the Corporation or any direct or indirect subsidiary thereof.

(r) “Tax Person” means an individual, corporation, estate, trust, association, limited liability company, partnership, joint venture or similar organization or “entity” within the meaning of Treasury Regulation Section 1.382-3 (including, without limitation, any group of Tax Persons treated as a single entity under such regulation).

(s) “Transfer” means any direct or indirect Acquisition or Disposition of Corporation Securities.

(t) “Treasury Regulation” means a Treasury regulation promulgated under the Code.

Section 14.2 Ownership Limitations.

(a) To the fullest extent permitted by law, from and after the Effective Date and prior to the Restriction Release Date, (i) no Tax Person shall be permitted to make an Acquisition, whether in a single transaction or series of related transactions, and any such purported Acquisition will be void ab initio, to the extent that after giving effect to such purported Acquisition (x) the purported acquiror or any other Tax Person by reason of the purported acquiror’s Acquisition would become a Substantial Holder or (y) the Percentage Stock Ownership of a Tax Person that, prior to giving effect to the purported Acquisition, is a Substantial Holder would be increased; and (ii) no Substantial Holder shall Dispose of any Corporation Securities and any such purported Disposition will be void ab initio. The prior sentence is not intended to prevent the Corporation Securities from being DTC-eligible and shall not preclude the settlement of any transactions in the Corporation Securities entered into through the facilities of a national securities exchange or other exchange or quotation system, but such transaction, if prohibited by the prior sentence, shall nonetheless be a Prohibited Transfer.

(b) The restrictions set forth in Section 14.2(a) shall not apply to a proposed Transfer, and such Transfer shall be permitted notwithstanding anything to the contrary in Section 14.2(a), if the transferor or the transferee, upon providing at least fifteen (15) days prior written notice of such proposed Transfer to the Board, obtains the written approval or consent to the proposed Transfer from the Board. The Board will consider all factors it deems relevant with respect to the proposed Transfer, including whether the proposed Transfer, when considered alone or with other proposed or planned Transfers, will impair the Tax Benefits and may, within its discretion, determine whether to permit the proposed Transfer, or not to permit the proposed Transfer. The Board shall endeavor to inform the requesting party of its determination within ten (10) days after receiving such written notice; provided, however, that the failure of the Board to respond during such ten (10) day period shall not be deemed to be a consent to the Transfer. As a condition to granting its consent to the proposed Transfer, the Board may, in its discretion, require and/or obtain (at the expense of the transferor and/or transferee) representations and/or agreements from the transferor and/or transferee, opinions of counsel or a nationally recognized accounting firm selected by the Board, and such other advice, in each case as to such matters as the Board determines is appropriate. Notwithstanding the foregoing, the Board may also waive the restrictions imposed in this Article XIV, in whole or in part, with respect to a Transfer (whether or not advance notice thereof has been provided to the Board in accordance with this Section 14.2(b)) in circumstances where it determines, in its sole discretion, that granting such waiver (either prospectively or retroactively) either would be in the best interests of the stockholders of the Corporation taken as a whole.

Section 14.3 Treatment of Excess Securities.

(a) No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee (the “Purported Transferee”) of a Prohibited Transfer shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities which are the subject of the Prohibited Transfer (the “Excess Securities”). The Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof. Once the Excess Securities have been acquired in a Transfer that is in accordance with this Section 14.3 and is not a Prohibited Transfer, such Corporation Securities shall cease to be Excess Securities.

(b) If the Board determines that a Prohibited Transfer has occurred, such Prohibited Transfer and, if applicable, the recording of such Prohibited Transfer, shall, to the fullest extent permitted by law, be void ab initio and have no legal effect, and, upon written demand by the Corporation, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any dividends or other distributions that were received by the Purported Transferee from the Corporation with respect to the Excess Securities (the “Prohibited Distributions”), to an agent designated by the Board (the “Agent”).

(i) In the case of a Prohibited Transfer described in Section 14.2(a)(i), the Agent shall thereupon sell to a buyer or buyers the Excess Securities transferred to it in one or more arm’s-length transactions (including over a national securities exchange or other exchange or quotation system on which the Corporation Securities may be traded, if possible); provided, however, that the Agent, in its sole discretion, shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities; provided, further that any such sale must not constitute a Prohibited Transfer. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender the Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required, to the fullest extent permitted by law, to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 14.3(c) if the Agent, rather than the Purported Transferee had resold the Excess Securities.

(ii) In the case of a Prohibited Transfer described in Section 14.2(a)(ii), the transferor of such Prohibited Transfer (the “Purported Transferor”) shall also deliver to the Agent the sales proceeds from the Prohibited Transfer (in the form received, i.e., whether in cash or other property), and the Agent shall thereupon sell any non-cash consideration to a buyer or buyers in one or more arm’s-length transactions (including over a national securities exchange, if possible). If the Purported Transferee is determinable (other than with respect to a transaction entered into through the facilities of a national securities exchange), the Agent shall, to the extent possible, return the Excess Securities and Prohibited Distributions to the Purported Transferor, and shall reimburse the Purported Transferee from the sales proceeds received from the Purported Transferor (or the proceeds from the disposition of any non-cash consideration) for the cost of any Excess Securities returned in accordance with Section 14.3(c). If the Purported Transferee is not determinable, or to the extent the Excess Securities have been resold and thus cannot be returned to the Purported Transferor, the Agent shall use the proceeds to acquire on behalf of the Purported Transferor, in one or more arm’s-length transactions (including over a national securities exchange on which the Corporation Securities may be traded, if possible), an equal amount of Corporation Securities in replacement of the Excess Securities sold; provided, however, that, to the extent the amount of proceeds is not sufficient to fund the purchase price of such Corporation Securities and the Agent’s costs and expenses (as described in Section 14.3(c)), the Purported Transferor shall promptly fund such amounts upon demand by the Agent.

(c) The Agent shall apply any proceeds or any other amounts received by it and in accordance with Section 14.3 as follows:

(i) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder;

(ii) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount actually paid by the Purported Transferee, for the Excess Securities (or in the case of any Prohibited Transfer by gift, devise or inheritance or any other Prohibited Transfer without consideration, the fair market value, (x) calculated on the basis of the closing market price for the Corporation Securities on the day before the Prohibited Transfer, (y) if the Corporation Securities are not listed or admitted to trading on any stock exchange but are traded in the over-the-counter market, calculated based upon the difference between the highest bid and lowest asked prices in the applicable over-the-counter market as furnished by any New York Stock Exchange member firm that shall be selected from time to time by the Corporation for that purpose on the day before the Prohibited Transfer or, if none, on the last preceding day for which such quotations exist or (z) if the Corporation Securities are neither listed nor admitted to trading on any stock exchange nor traded in the over-the-counter market, then as determined in good faith by the Board, which amount (or fair market value) shall be determined at the discretion of the Board); and

(iii) third, any remaining amounts, subject to the limitations imposed by the following proviso, shall be paid to one or more organizations qualifying under Section 501(c)(3) of the Code (or any comparable successor provision) (“Section 501(c)(3)”) selected by the Board; provided, however, that, if the Excess Securities (including any Excess Securities arising from a previous Prohibited Transfer not sold by the Agent in a prior sale or sales) represent a 4.9% or greater Percentage Stock Ownership interest in the Corporation, then such remaining amounts shall be paid to two or more organizations qualifying under Section 501(c)(3) selected by the Board, such that no organization qualifying under Section 501(c)(3) shall possess Percentage Stock Ownership in the Corporation of 4.9% or greater.

(iv) The recourse of any Purported Transferee in respect of any Prohibited Transfer shall be limited to the amount payable to the Purported Transferee pursuant to clause (c)(ii) above. Except as may be required by law, in no event shall the proceeds of any sale of Excess Securities pursuant to this Article XIV inure to the benefit of the Corporation.

(d) If the Purported Transferee or the transferor fails to surrender the Excess Securities (as applicable) or the proceeds of a sale thereof to the Agent within thirty (30) days from the date on which the Corporation makes a demand pursuant to Section 14.3(b), then the Corporation shall use its best efforts to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender.

Section 14.4 Obligation to Provide Information. At the request of the Corporation, any Tax Person which is a beneficial, legal or record holder of Corporation Securities, and any proposed transferor or transferee and any Tax Person controlling, controlled by or under common control with the proposed transferor or transferee, shall provide such information as the Corporation may reasonably request as may be necessary from time to time in order to determine compliance with this Article XIV or the status of the Tax Benefits.

Section 14.5 Bylaws; Legends; Compliance.

(a) The bylaws of the Corporation may make appropriate provisions to effectuate the requirements of this Article XIV.

(b) Until the Restriction Release Date, all certificates representing Corporation Securities shall bear a conspicuous legend as follows:

“THE TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO OWNERSHIP RESTRICTIONS PURSUANT TO ARTICLE XIV OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF PETROQUEST ENERGY, INC., AS MAY BE AMENDED FROM TIME TO TIME. THE CORPORATION WILL FURNISH, WITHOUT CHARGE TO THE

HOLDER OF RECORD OF THIS CERTIFICATE, A COPY OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION CONTAINING THE ABOVE-REFERENCED TRANSFER RESTRICTIONS UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.”

(c) The Corporation shall have the power to make appropriate notations upon its stock transfer records and instruct any transfer agent, registrar, securities intermediary or depository with respect to the requirements of this Article XIV for any uncertificated Corporation Securities or Corporation Securities held in an indirect holding system, and the Corporation shall provide notice of the restrictions on transfer and ownership to holders of uncertificated shares in accordance with applicable law.

(d) The Board shall have the power to determine in its sole discretion all matters necessary for determining compliance with this Article XIV, including, without limitation, determining (i) the identification of Substantial Holders, (ii) whether a Transfer is a Prohibited Transfer, (iii) the Percentage Stock Ownership of any Substantial Holder or other Tax Person, (iv) whether an instrument constitutes a Corporation Security, (v) the amount (or fair market value) due to a Purported Transferee pursuant to clause (ii) of Section 14.3(c) and (vi) any other matters that the Board determines to be relevant. The good faith determination of the Board on such matters shall be conclusive and binding for the purposes of this Article XIV. Any determination by the Board may be made prospectively or retroactively.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation as of this 8th day of February, 2019.

PetroQuest Energy, Inc.

/s/ J. Bond Clement
Name: J. Bond Clement
Title: Chief Financial Officer

[Signature Page to Amended and Restated Certificate of Incorporation]